Exhibit 99.1

PRESS RELEASE

June 14, 2010

MICRONETICS REPORTS $34.9M IN NET SALES, AN INCREASE OF 15%, FOR ITS 2010 FISCAL YEAR

Hudson, NH — (BUSINESS WIRE) - June 14, 2010 — Micronetics, Inc. (NASDAQ:NOIZ) today reported results for its fourth quarter and fiscal year ended March 31, 2010 (“FY 2010”).

Net sales were $9,125,418 for the thirteen weeks ended March 31, 2010, an increase of $807,994 or 10% as compared to $8,317,424 for thirteen weeks ended March 31, 2009. For FY 2010, the Company reported net sales of $34,867,746 as compared to net sales of $30,347,285 for the fiscal year ended March 31, 2009 (“FY 2009”), an increase of $4,520,461 or 15%.

For the thirteen weeks ended March 31, 2010, the Company reported net income of $469,429 or $0.10 per diluted share as compared to net loss of ($270,495) or ($0.06) per diluted share, for the thirteen weeks ended March 31, 2009. For FY 2010, net income was $1,147,830 or $0.25 per diluted share, as compared to a net loss of ($9,563,927) or ($1.98) per diluted share for FY 2009. The net loss for FY 2009 includes a pre-tax, non-cash goodwill and intangible asset impairment charge of approximately $9.3 million.

The increase in net sales for the fiscal year is primarily attributable to an increase in net sales of $2.0 million in sales of integrated component sub-systems for jamming and electronic modernization, the $1.5 million in sales of space qualified components, and the inclusion of $0.7 million of sales of RFID equipment from a product line acquired in March, 2009.

Micronetics’ backlog was $30 million as of March 31, 2010.

David Robbins, Micronetics CEO stated, “We remain optimistic about our FY 2011 outlook based on our ongoing core business bookings. We are close to delivering critical development milestones in our longer term growth drivers.

Robbins continued “Some particular integrated subsystems opportunities could increase the trajectory of our growth rate should they come to fruition. These include an electronic systems modernization program on a strategic airborne platform, integration of state-of-the-art Electronic Warfare equipment to enable compatibility with existing platforms, an in-flight satellite data link, a RFID forklift mounted antenna system for warehouse management, a domestic and an international Counter Radio Controlled Improvised Explosive Device (C-RCIED) jamming system for troop protection, and a broadband mobile terrestrial public safety network.”

Micronetics manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communications equipment. Micronetics serves a diverse customer base, including AeroSat, Anaren Microwave, Anritsu, Augusta Aerospace, BAE Systems, Boeing, Comtech, EADS, EDO/Benchmark, General Dynamics, ITT Electronic Warfare Systems, L-3 Communications, Lockheed Martin, NAVICP, Jabil Circuit, Northrop Grumman, Pegasus GSS, Qualcomm, Raytheon, Teradyne, Tektronix and Thales. Additional information can be found on our website at http://www.micronetics.com.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to reductions in spending by certain of our customers, our ability to operate and integrate acquired companies, our ability to manage our growth, disruptions in supply or production, increased levels of debt, our ability to protect our proprietary information, future economic conditions in our industry and generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics’ most recent filings with the SEC including its’ Annual Report on Form 10-K for its fiscal year ended March 31, 2009.

INCOME STATEMENT DATA (Unaudited)

($000s omitted except per share data)

	Thirteen Weeks Ended March 31,
	2010	2009

Net sales	$9,126	$8,317

Gross profit	3,038	1,390

Research and development	452	655

Selling, general and administrative expenses	1,536	2,036

Amortization of intangibles	87	66

Other expense	94	94

Income (loss) before income taxes	869	(1,461)

Provision (benefit) Income taxes	399	(1,191)

Net income (loss)	470	($270)

Net income (loss) per common share:
Basic	0.10	($.06)
Diluted	0.10	($.06)

Weighted average shares Outstanding:
Basic	4,554	4,554
Diluted	4,557	4,554

INCOME STATEMENT DATA (Unaudited)

($000s omitted except per share data)

	Year Ended March 31,
	2010	2009

Net sales	$34,868	$30,347

Gross profit	11,703	9,184

Research and development	1,709	1,869

Selling, general and administrative expenses	7,250	7,899

Goodwill impairment charge	—	7,965

Intangible asset impairment charge	—	1,295

Amortization of intangibles	348	566

Other expense	390	328

Income (loss) before income taxes	2,006	(10,738)

Provision (benefit) for income taxes	858	(1,174)

Net income (loss)	1,148	($9,564)

Net income (loss) per common share:
Basic	0.25	($1.98)
Diluted	0.25	($1.98)

Weighted average shares Outstanding:
Basic	4,554	4,836
Diluted	4,554	4,836

CONDENSED BALANCE SHEET DATA (Unaudited)

($000s omitted)

	Year Ended March 31,
	2010	2009

Cash, cash equivalents and short term investments	$482	$620
Working capital	8,744	8,544
Total assets	26,965	25,526
Non-current liabilities	2,822	3,993
Shareholders’ equity	13,340	12,230

Contact

David Robbins, CEO

Micronetics, Inc.

(603) 546-4131